Exhibit 99.1

Expedia Group Reports Fourth Quarter 2020 Results
SEATTLE, WA – February 11, 2021 – Expedia Group, Inc. (NASDAQ: EXPE) announced financial results today for the fourth quarter ended December 31, 2020.

“Last year was an incredibly difficult year for the travel industry, and while not as hard hit as many of our partners, Expedia was not spared the broadly negative impacts of COVID-19. The fourth quarter brought signs of hope in the form of vaccine approvals, but rising cases across the globe and rolling shutdowns of various travel markets made an impact. As a result, Q4 did not show any real sequential progress other than some signs of modest improvement around the holidays that carried into the early part of 2021," said Vice Chairman and CEO, Peter Kern. "While the environment continues to be unpredictable, we remain keenly focused on reshaping and simplifying our business. We are proud of the teams' immense effort during such a difficult personal and professional time for all of us, and we look forward to much better outcomes for our customers and partners as the travel market rebounds."

Financial Summary & Operating Metrics ($ millions except per share amounts) - Fourth Quarter 2020(1)

	Expedia Group, Inc.
Metric	Q4 2020	Q4 2019	Δ Y/Y
Room night growth	(61)%	11%	NM
Gross bookings	$7,567	$23,245	(67)%
Revenue	920	2,747	(67)%
Operating income (loss)	(463)	160	NM
Net income (loss) attributable to Expedia Group common stockholders	(412)	76	NM
Diluted earnings (loss) per share	$(2.89)	$0.52	NM
Adjusted EBITDA(2)	(160)	478	NM
Adjusted net income (loss)(2)	(376)	185	NM
Adjusted EPS(2)	$(2.64)	$1.24	NM
Free cash flow(2)	(513)	45	NM

(1)All comparisons are against comparable period of 2019 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 12-19 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.

Financial Summary & Operating Metrics ($ millions except per share amounts) - Full Year 2020(1)

	Expedia Group, Inc.
Metric	2020	2019	Δ Y/Y
Room night growth	(55)%	11%	NM
Gross bookings	$36,796	$107,873	(66)%
Revenue	5,199	12,067	(57)%
Operating income (loss)	(2,719)	903	NM
Net income (loss) attributable to Expedia Group common stockholders	(2,687)	565	NM
Diluted earnings (loss) per share	$(19.00)	$3.77	NM
Adjusted EBITDA(2)	(368)	2,134	NM
Adjusted net income (loss)(2)	(1,242)	941	NM
Adjusted EPS(2)	$(8.78)	$6.15	NM
Free cash flow(2)	(4,631)	1,607	NM

(1)All comparisons are against comparable period of 2019 unless otherwise noted.
(2)"Adjusted EBITDA" (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization), "Adjusted net income (loss)," "Adjusted EPS" and "Free cash flow" are non-GAAP measures as defined by the Securities and Exchange Commission (the "SEC"). See "Definitions of Non-GAAP Measures" and "Tabular Reconciliations for Non-GAAP Measures" on pages 12-19 herein for an explanation and reconciliations of non-GAAP measures used throughout this release. Expedia Group does not calculate or report net income by segment.

Please refer to the "Glossary of Business Terms," located in the Quarterly Results section on Expedia Group’s investor relations website, for business and financial statement definitions used throughout this release.

Discussion of Results
The results for Expedia Group, Inc. ("Expedia Group" or "the Company") include Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia® Cruises™, Classic Vacations®, Traveldoo® and VacationRentals.com. Results include the related international points of sale for all brands and the immaterial impact of Bodybuilding.com since the Liberty Expedia Holdings, Inc. transaction on July 26, 2019. In May 2020, Expedia Group completed the sale of Bodybuilding.com and, in October 2020, we completed the sale of SilverRail™. All amounts shown are in U.S. dollars.

    Gross Bookings & Revenue
Revenue by Segment ($ millions)

	Fourth Quarter			Full Year
	2020	2019	Δ%	2020	2019	Δ%
Retail	$702	$1,961	(64)%	$3,993	$8,808	(55)%
B2B	186	635	(71)%	942	2,579	(64)%
Corporate (Bodybuilding.com)	—	34	NM	59	58	4%
Expedia Group (excluding trivago)	$888	$2,630	(66)%	$4,994	$11,445	(56)%
trivago	38	171	(78)%	280	938	(70)%
Intercompany eliminations	(6)	(54)	(89)%	(75)	(316)	(76)%
Total	$920	$2,747	(67)%	$5,199	$12,067	(57)%

For the fourth quarter of 2020, total gross bookings decreased 67%. Declines across our lodging, air and other travel products were broadly in-line with the third quarter. Gross booking declines worsened in November with the onset of a new wave of COVID-19 cases, before moderating slightly in December.
For the fourth quarter of 2020, total revenue decreased 67%. Fourth quarter results were negatively impacted by approximately 500 basis points due to contra-revenue related to customer claims created during COVID in connection with third-party insurance.

Product & Services Detail - Fourth Quarter 2020
As a percentage of total worldwide revenue in the fourth quarter of 2020, lodging accounted for 86%, advertising and media accounted for 9%, air accounted for 4% and all other revenues accounted for the remaining 1%.
Lodging revenue decreased 58% in the fourth quarter of 2020 on a 61% decrease in room nights stayed, partly offset by a 6% increase in revenue per room night. Revenue per room night benefited from an increase in the percentage of room nights contributed by Vrbo, which has a higher revenue per room night than the rest of our lodging business as well as transaction revenue related to Vrbo's transition to merchant of record.
Air revenue decreased 80% in the fourth quarter of 2020 reflecting a 69% decline in tickets sold and a 35% decline in revenue per ticket. The decline in revenue per ticket was primarily related to a shift in product mix.
Advertising and media revenue decreased 66% in the fourth quarter of 2020 due to declines at trivago and Expedia Group Media Solutions.
Other revenue was negatively impacted by contra-revenue related to customer claims created during COVID in connection with third-party insurance, which largely offset other revenue earned in the quarter. Revenue in the fourth quarter of 2019 related to Bodybuilding.com, which was disposed in the second quarter of 2020 also impacted the year over year comparison.

Costs and Expenses ($ millions)

	Costs and Expenses			As a % of Revenue
	Fourth Quarter			Fourth Quarter
	2020	2019	Δ%	2020	2019	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$287	$539	(47)%	31.1%	19.6%	1,153
Selling and marketing	511	1,268	(60)%	55.6%	46.1%	947
Technology and content	223	321	(31)%	24.3%	11.7%	1,256
General and administrative	124	216	(43)%	13.4%	7.9%	553
Total GAAP costs and expenses	$1,145	$2,344	(51)%	124.4%	85.3%	3,909

Adjusted Expenses - Expedia Group
Cost of revenue*	$284	$536	(47)%	30.8%	19.5%	1,127
Selling and marketing*	500	1,257	(60)%	54.4%	45.7%	868
Technology and content*	207	303	(32)%	22.6%	11.1%	1,151
General and administrative*	105	182	(42)%	11.4%	6.6%	475
Total adjusted costs and expenses	$1,096	$2,278	(52)%	119.1%	82.9%	3,622

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$282	$533	(47)%	31.7%	20.3%	1,142
Selling and marketing*	486	1,193	(59)%	54.7%	45.4%	939
Technology and content*	194	289	(33)%	21.9%	11.0%	1,092
General and administrative*	99	174	(44)%	11.0%	6.6%	443
Total adjusted costs and expenses excluding trivago	$1,061	$2,189	(52)%	119.4%	83.2%	3,616
*Adjusted expenses are non-GAAP measures. See pages 12-19 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Note: Some numbers may not add due to rounding.
Cost of Revenue
•For the fourth quarter of 2020, both GAAP and adjusted cost of revenue decreased 47%, compared to the fourth quarter of 2019, primarily due to a decline in merchant fees resulting from lower transaction volumes, decreased customer service and personnel costs, and lower cloud expenses, partly offset by higher payment processing costs related to Vrbo's transition to merchant of record. In the fourth quarter of 2019, both GAAP and adjusted cost of revenue included costs related to Bodybuilding.com, which was disposed in the second quarter of 2020.
Selling and Marketing
•For the fourth quarter of 2020, both GAAP and adjusted total selling and marketing expense decreased 60%, compared to the fourth quarter of 2019, primarily due to a $650 million decrease in direct costs, driven by a significant reduction in marketing spend related to the impact on travel demand from COVID-19. Indirect costs, which represented 31% of total GAAP selling and marketing costs and 30% of total adjusted selling and marketing expense in the fourth quarter of 2020 compared to 21% and 20% for total GAAP and adjusted selling and marketing costs, in the fourth quarter of 2019, declined 40% and 42%, respectively, on a GAAP and adjusted basis in the fourth quarter of 2020 due to lower personnel costs. As a result of Expedia Group's decision in the fourth quarter of 2020 to shift from employee cash bonuses to equity that will vest in 2021, the bonus expense that was previously accrued during the first three quarters of 2020 was reversed. As a result, the year over year decline in indirect costs benefited by approximately 6% and 7% on a GAAP and adjusted basis, respectively. The company expects to shift the vast majority of the annual bonus program spend to salary beginning in the second quarter of 2021.

Technology and Content
•For the fourth quarter of 2020, total GAAP and adjusted technology and content expense decreased 31% and 32%, respectively, compared to the fourth quarter of 2019, primarily reflecting lower personnel and related costs. As a result of Expedia Group's change to employee compensation structure, the year over year decline in technology and content expenses benefited by approximately 7% on both a GAAP and adjusted basis.
General and Administrative
•For the fourth quarter of 2020, both total GAAP and adjusted general and administrative expense decreased 43% and 42%, respectively, compared to the prior year, mainly due to a decrease in personnel costs and professional fees. As a result of Expedia Group's change to employee compensation structure, the year over year decline in general and administrative expenses benefited by approximately 7% and 8% on a GAAP and adjusted basis, respectively.

	Costs and Expenses			As a % of Revenue
	Full Year			Full Year
	2020	2019	Δ%	2020	2019	Δ (bps)
Generally Accepted Accounting Principles (GAAP) Expenses - Expedia Group
Cost of revenue	$1,680	$2,077	(19)%	32.3%	17.2%	1,511
Selling and marketing	2,546	6,078	(58)%	49.0%	50.4%	(139)
Technology and content	1,010	1,226	(18)%	19.4%	10.2%	928
General and administrative	597	815	(27)%	11.5%	6.8%	472
Total GAAP costs and expenses	$5,833	$10,196	(43)%	112.2%	84.5%	2,772

Adjusted Expenses - Expedia Group
Cost of revenue*	$1,668	$2,065	(19)%	32.1%	17.1%	1,497
Selling and marketing*	2,498	6,033	(59)%	48.1%	50.0%	(194)
Technology and content*	941	1,152	(18)%	18.1%	9.5%	858
General and administrative*	521	705	(26)%	10.0%	5.8%	417
Total adjusted costs and expenses	$5,628	$9,955	(43)%	108.3%	82.5%	2,577

Adjusted Expenses - Expedia Group (excluding trivago)**
Cost of revenue*	$1,655	$2,054	(19)%	33.1%	17.9%	1,519
Selling and marketing*	2,376	5,610	(58)%	47.6%	49.0%	(143)
Technology and content*	887	1,089	(18)%	17.8%	9.5%	827
General and administrative*	492	665	(26)%	9.8%	5.8%	402
Total adjusted costs and expenses excluding trivago	$5,410	$9,418	(43)%	108.3%	82.3%	2,605
*Adjusted expenses are non-GAAP measures. See pages 12-19 herein for a description and reconciliation to the corresponding GAAP measures.
**Expedia Group (excluding trivago) figures exclude both trivago costs and expenses and trivago revenue when calculating 'As a % of Revenue.'
Note: Some numbers may not add due to rounding.

Net Loss Attributable to Expedia Group and Adjusted EBITDA*

Adjusted EBITDA by Segment ($ millions)

	Fourth Quarter			Full Year
	2020	2019	Δ%	2020	2019	Δ%
Retail	$6	$502	(99)%	$254	$2,121	(88)%
B2B	(54)	96	NM	(208)	447	NM
Unallocated overhead costs	(108)	(149)	(27)%	(400)	(519)	(23)%
Expedia Group (excluding trivago)	$(156)	$449	NM	$(354)	$2,049	NM
trivago(1)	(4)	29	NM	(14)	85	NM
Total Adjusted EBITDA	$(160)	$478	NM	$(368)	$2,134	NM

Net income (loss) attributable to Expedia Group common stockholders(2)	$(412)	$76	NM	$(2,687)	$565	NM
(1) trivago is a separately listed company on the Nasdaq Global Select Market and, therefore, is subject to its own reporting and filing requirements which could result in possible differences that are not expected to be material to Expedia Group. (2) Expedia Group does not calculate or report net income (loss) by segment.
* Adjusted EBITDA is a non-GAAP measure. See pages 12-19 herein for a description and reconciliation to the corresponding GAAP measure.
Note: Some numbers may not add due to rounding.
Depreciation and Amortization
Depreciation and amortization decreased 6% in the fourth quarter of 2020. A decrease in amortization, which reflects the completion of amortization related to certain intangible assets as well as the impact of definite-lived intangible impairments and lower datacenter depreciation, was partly offset by depreciation for our new headquarters.

Restructuring and Related Reorganization Charges
In connection with the restructuring actions announced in late February 2020 to simplify our businesses and improve operational efficiencies, as well as the acceleration of further actions to adapt our business to the current environment, we recognized $25 million in restructuring and related reorganization charges in the fourth quarter of 2020. Restructuring and related reorganization charges were $8 million in the fourth quarter of 2019.
Interest and Other
Consolidated interest income decreased $12 million in the fourth quarter of 2020, compared to the fourth quarter of 2019. Consolidated interest expense increased $49 million in the fourth quarter of 2020, compared to the fourth quarter of 2019, due to the $2 billion and $750 million senior unsecured notes issued in May 2020, the $500 million and $750 million senior unsecured notes issued in July 2020, as well as balances borrowed under the revolving credit facility.
Consolidated other, net was a gain of $68 million in the fourth quarter of 2020, compared to a loss of $1 million in the fourth quarter of 2019. The gain in the fourth quarter of 2020 was primarily due to a mark-to-market gain on minority equity investments.
Income Taxes
The GAAP effective tax rate was 21% in the fourth quarter of 2020, compared to 35% in the fourth quarter of 2019. The change in the effective tax rate was primarily due to measuring the foreign rate differential against a pretax loss, as well as discrete items.

The effective tax rate on pretax adjusted net income was 19% in the fourth quarter of 2020 compared to 23% in the fourth quarter of 2019. The change in the effective tax rate was primarily due to discrete items measured against a pretax loss.

Preferred Stock Dividend
The preferred stock dividend related to the preferred equity issued in May of 2020 was $29 million in the fourth quarter of 2020.

Balance Sheet, Cash Flows and Capitalization
For the three months ended December 31, 2020, consolidated net cash used in operating activities was $385 million and consolidated free cash flow totaled negative $513 million. Consolidated free cash flow decreased $558 million in the fourth quarter of 2020 compared to the prior year period. The fourth quarter of 2019 benefited from the transition of Vrbo's merchant bookings to our payments platform.

Excluding Vrbo's merchant bookings from both periods, free cash flow was approximately negative $575 million in the fourth quarter of 2020, an approximately $200 million decline from the prior year primarily due to the decline in adjusted EBITDA, partly offset by lower working capital usage and a decline in capital expenditures.

Cash, cash equivalents and short-term investments totaled $3.4 billion at December 31, 2020 compared to $4.4 billion at September 30, 2020. The decline was due to the repayment of the remaining $650 million outstanding on the revolving credit facility and negative free cash flow. Restricted cash and cash equivalents, which primarily relates to traveler deposits for bookings made through Vrbo, was $772 million at December 31, 2020 compared to $725 million at September 30, 2020. Prepaid expenses and other current assets was $653 million at December 31, 2020 compared to $685 million at September 30, 2020. Deferred merchant bookings totaled approximately $3.1 billion at December 31, 2020, compared to $3.25 billion at September 30, 2020, including approximately $770 million in deferred loyalty rewards for both periods.

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019

Revenue	$920	$2,747	$5,199	$12,067
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	287	539	1,680	2,077
Selling and marketing (1)	511	1,268	2,546	6,078
Technology and content (1)	223	321	1,010	1,226
General and administrative (1)	124	216	597	815
Depreciation and amortization	212	226	893	910
Impairment of goodwill	—	—	799	—
Impairment of intangible assets	3	—	175	—
Legal reserves, occupancy tax and other	(2)	9	(13)	34
Restructuring and related reorganization charges	25	8	231	24
Operating income (loss)	(463)	160	(2,719)	903
Other income (expense):
Interest income	2	14	18	59
Interest expense	(102)	(53)	(360)	(173)
Other, net	68	(1)	(90)	(14)
Total other expense, net	(32)	(40)	(432)	(128)
Income (loss) before income taxes	(495)	120	(3,151)	775
Provision for income taxes	104	(42)	423	(203)
Net income (loss)	(391)	78	(2,728)	572
Net (income) loss attributable to non-controlling interests	8	(2)	116	(7)
Net income (loss) attributable to Expedia Group, Inc.	(383)	76	(2,612)	565
Preferred stock dividend	(29)	—	(75)	—
Net income (loss) attributable to Expedia Group, Inc. common stockholders	$(412)	$76	$(2,687)	$565

Earnings (loss) per share attributable to Expedia Group, Inc. available to common stockholders:
Basic	$(2.89)	$0.52	$(19.00)	$3.84
Diluted	(2.89)	0.52	(19.00)	3.77
Shares used in computing earnings (loss) per share (000's):
Basic	142,446	144,647	141,414	147,194
Diluted	142,446	146,828	141,414	149,884

(1) Includes stock-based compensation as follows:
Cost of revenue	$3	$3	$12	$12
Selling and marketing	11	11	48	45
Technology and content	16	18	69	74
General and administrative	19	34	76	110

EXPEDIA GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares which are reflected in thousands and par value)

	December 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,363	$3,315
Restricted cash and cash equivalents	772	779
Short-term investments	24	526
Accounts receivable, net of allowance of $101 and $41	701	2,524
Income taxes receivable	120	70
Prepaid expenses and other current assets	654	521
Total current assets	5,634	7,735
Property and equipment, net	2,257	2,198
Operating lease right-of-use assets	574	611
Long-term investments and other assets	671	796
Deferred income taxes	659	145
Intangible assets, net	1,515	1,804
Goodwill	7,380	8,127
TOTAL ASSETS	$18,690	$21,416

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$602	$1,921
Accounts payable, other	496	906
Deferred merchant bookings	3,107	5,679
Deferred revenue	172	321
Income taxes payable	50	88
Accrued expenses and other current liabilities	979	1,050
Current maturities of long-term debt	—	749
Total current liabilities	5,406	10,714
Long-term debt, excluding current maturities	8,216	4,189
Deferred income taxes	67	56
Operating lease liabilities	513	532
Other long-term liabilities	462	389
Commitments and contingencies
Series A Preferred Stock: $.001 par value, Authorized shares: 100,000; Shares issued and outstanding: 1,200 and 0	1,022	—
Stockholders’ equity:
Common stock: $.0001 par value; Authorized shares: 1,600,000	—	—
Shares issued: 261,564 and 256,692; Shares outstanding: 138,074 and 137,076
Class B common stock: $.0001 par value; Authorized shares: 400,000	—	—
Shares issued: 12,800 and 12,800; Shares outstanding: 5,523 and 5,523
Additional paid-in capital	13,566	12,978
Treasury stock - Common stock and Class B, at cost; Shares 130,767 and 126,893	(10,097)	(9,673)
Retained earnings (deficit)	(1,781)	879
Accumulated other comprehensive income (loss)	(178)	(217)
Total Expedia Group, Inc. stockholders’ equity	1,510	3,967
Non-redeemable non-controlling interests	1,494	1,569
Total stockholders’ equity	3,004	5,536
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,690	$21,416

EXPEDIA GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year ended December 31,
	2020	2019
Operating activities:
Net income (loss)	$(2,728)	$572
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment, including internal-use software and website development	739	712
Amortization of stock-based compensation	205	241
Amortization and impairment of intangible assets	329	198
Impairment of goodwill	799	—
Deferred income taxes	(488)	(91)
Foreign exchange (gain) loss on cash, restricted cash and short-term investments, net	2	(5)
Realized (gain) loss on foreign currency forwards	(80)	(22)
(Gain) loss on minority equity investments, net	142	(8)
Provision for credit losses and other, net	148	(21)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	1,781	(368)
Prepaid expenses and other assets	(188)	(193)
Accounts payable, merchant	(1,320)	224
Accounts payable, other, accrued expenses and other liabilities	(400)	254
Tax payable/receivable, net	(57)	(23)
Deferred merchant bookings	(2,576)	1,342
Deferred revenue	(142)	(45)
Net cash provided by (used in) operating activities	(3,834)	2,767
Investing activities:
Capital expenditures, including internal-use software and website development	(797)	(1,160)
Purchases of investments	(685)	(1,346)
Sales and maturities of investments	1,161	852
Acquisitions, net of cash and restricted cash acquired	—	80
Other, net	58	21
Net cash used in investing activities	(263)	(1,553)
Financing activities:
Revolving credit facility borrowings	2,672	—
Revolving credit facility repayments	(2,672)	—
Proceeds from issuance of long-term debt, net of issuance costs	3,945	1,231
Net proceeds from issuance of preferred stock and warrants	1,132	—
Payment of long-term debt	(750)	—
Payment of Liberty Expedia Exchangeable Debentures	—	(400)
Purchases of treasury stock	(425)	(743)
Payment of dividends to common stockholders	(48)	(195)
Payment of preferred stock dividends	(75)	—
Proceeds from exercise of equity awards and employee stock purchase plan	319	301
Other, net	(21)	(19)
Net cash provided by financing activities	4,077	175
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	61	3
Net increase in cash, cash equivalents and restricted cash and cash equivalents	41	1,392
Cash, cash equivalents and restricted cash and cash equivalents at beginning of year	4,097	2,705
Cash, cash equivalents and restricted cash and cash equivalents at end of year	$4,138	$4,097
Supplemental cash flow information
Cash paid for interest	$313	$157
Income tax payments, net	108	304

Expedia Group, Inc.
Trended Metrics
(All figures in millions)

The supplemental metrics below are intended to supplement the financial statements in this release and in our filings with the SEC, and do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments. The definition, methodology and appropriateness of any of our supplemental metrics are subject to removal and/or change, and such changes could be material. In the event of any discrepancy between any supplemental metric and our historical financial statements, you should rely on the information filed with the SEC and the financial statements in our most recent earnings release.

	2019				2020				Full Year		Y/Y Growth
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	2019	2020	Q420	2020
Gross bookings by business model
Agency	$17,352	$16,112	$14,585	$11,956	$9,823	$1,363	$3,530	$3,405	$60,005	$18,121	(72)%	(70)%
Merchant	12,057	12,180	12,342	11,289	8,062	1,350	5,101	4,162	47,868	18,675	(63)%	(61)%
Total	$29,409	$28,292	$26,927	$23,245	$17,885	$2,713	$8,631	$7,567	$107,873	$36,796	(67)%	(66)%

Revenue by segment
Retail	$1,901	$2,333	$2,613	$1,961	$1,582	$463	$1,246	$702	$8,808	$3,993	(64)%	(55)%
B2B	556	657	731	635	485	68	203	186	2,579	942	(71)%	(64)%
Corporate (Bodybuilding.com)	—	—	24	34	39	20	—	—	58	59	NM	4%
Expedia Group (excluding trivago)	$2,457	$2,990	$3,368	$2,630	$2,106	$551	$1,449	$888	$11,445	$4,994	(66)%	(56)%
trivago	237	251	279	171	154	18	70	38	938	280	(78)%	(70)%
Intercompany eliminations	(85)	(88)	(89)	(54)	(51)	(3)	(15)	(6)	(316)	(75)	(89)%	(76)%
Total	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$12,067	$5,199	(67)%	(57)%

Revenue by geography
Domestic	$1,476	$1,838	$1,982	$1,573	$1,317	$463	$1,033	$698	$6,869	$3,511	(56)%	(49)%
International	1,133	1,315	1,576	1,174	892	103	471	222	5,198	1,688	(81)%	(68)%
Total	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$12,067	$5,199	(67)%	(57)%

Revenue by business model
Agency	$842	$1,047	$1,177	$816	$562	$105	$329	$271	$3,882	$1,267	(67)%	(67)%
Merchant	1,435	1,758	1,980	1,590	1,340	368	1,032	521	6,763	3,261	(67)%	(52)%
Advertising & media and other	332	348	401	341	307	93	143	128	1,422	671	(62)%	(53)%
Total	$2,609	$3,153	$3,558	$2,747	$2,209	$566	$1,504	$920	$12,067	$5,199	(67)%	(57)%

Adjusted EBITDA by segment
Retail	$195	$548	$876	$502	$22	$(203)	$429	$6	$2,121	$254	(99)%	(88)%
B2B	72	130	149	96	26	(128)	(52)	(54)	447	(208)	NM	NM
Unallocated overhead costs	(115)	(130)	(125)	(149)	(123)	(89)	(80)	(108)	(519)	(400)	(27)%	(23)%
Expedia Group (excluding trivago)	$152	$548	$900	$449	$(75)	$(420)	$297	$(156)	$2,049	$(354)	NM	NM
trivago	24	20	12	29	(1)	(16)	7	(4)	85	(14)	NM	NM
Total	$176	$568	$912	$478	$(76)	$(436)	$304	$(160)	$2,134	$(368)	NM	NM

Net income (loss) attributable to Expedia Group common stockholders	$(103)	$183	$409	$76	$(1,301)	(753)	(221)	(412)	565	(2,687)	NM	NM

Worldwide lodging (merchant & agency)
Room nights	80.8	100.1	116.5	91.6	69.4	19.2	48.8	36.1	389.0	173.4
Room night growth	9%	12%	11%	11%	(14)%	(81)%	(58)%	(61)%	11%	(55)%
ADR growth	(1)%	—%	(1)%	—%	2%	1%	8%	2%	(1)%	3%
Revenue per night growth	(2)%	1%	—%	(1)%	6%	15%	14%	6%	(1)%	9%
Lodging revenue growth	7%	12%	11%	9%	(9)%	(78)%	(52)%	(58)%	10%	(52)%

Worldwide air (merchant & agency)
Tickets sold growth	11%	10%	8%	—%	(26)%	(85)%	(74)%	(69)%	7%	(63)%
Airfare growth	(1)%	1%	—%	1%	(5)%	(35)%	(36)%	(31)%	—%	(19)%
Revenue per ticket growth	(7)%	(7)%	(10)%	(9)%	(41)%	NM	(48)%	(35)%	(8)%	(67)%
Air revenue growth	3%	2%	(3)%	(8)%	(56)%	NM	(87)%	(80)%	(1)%	(88)%

Notes:
•Advertising & Media Revenue includes 3rd party revenue from trivago. All trivago revenue is classified as international.
•Corporate includes product revenue subsequent to our acquisition of Bodybuilding.com on July 26, 2019 through its sale in May 2020.
•Some numbers may not add due to rounding. All percentages above and throughout this release are calculated on precise, unrounded numbers

Notes & Definitions:
Gross Bookings: Gross bookings generally represent the total retail value of transactions booked, recorded at the time of booking reflecting the total price due for travel by travelers, including taxes, fees and other charges, adjusted for cancellations and refunds.
Retail: The Retail segment, which consists of the aggregation of operating segments, provides a full range of travel and advertising services to our worldwide customers through a variety of consumer brands including: Expedia.com and Hotels.com in the United States and localized Expedia and Hotels.com websites throughout the world, Vrbo, Orbitz, Travelocity, Wotif Group, ebookers, CheapTickets, Hotwire.com, CarRentals.com, Cruises and Classic Vacations.
B2B: The B2B segment is comprised of our Expedia Business Services organization including Expedia Partner Solutions, which operates private label and co-branded programs to make travel services available to leisure travelers though third-party company branded websites, and Egencia, a full-service travel management company that provides travel services to businesses and their corporate customers.
trivago: The trivago segment generates advertising revenue primarily from sending referrals to online travel companies and travel service providers from its localized hotel metasearch websites.
Corporate: Includes unallocated corporate expenses as well as Bodybuilding.com subsequent to our acquisition on July 26, 2019 through its sale in May 2020.
Lodging metrics: Reported on a stayed basis and includes both merchant and agency model hotel and alternative accommodation stays.
Room Nights: Room nights represent stayed hotel room nights and property nights for our Retail reportable segment and stayed hotel room nights for our B2B reportable segment. Hotel room nights are reported on a stayed basis and include both merchant and agency hotel stays. Property nights, which are related to our alternative accommodation business, are reported upon the first day of stay and check-in to a property and represent the total number of nights for which a property is rented.
Worldwide Air metrics: Reported on a booked basis and includes both merchant and agency air bookings.

Definitions of Non-GAAP Measures
Expedia Group reports Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, Free Cash Flow and Adjusted Expenses (non-GAAP cost of revenue, non-GAAP selling and marketing, non-GAAP technology and content and non-GAAP general and administrative), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business and on which internal budgets are based. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS have certain limitations in that they do not take into account the impact of certain expenses to our consolidated statements of operations. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures. Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted EPS also exclude certain items related to transactional tax matters, which may ultimately be settled in cash. We urge investors to review the detailed disclosure regarding these matters in the Management Discussion and Analysis and Legal Proceedings sections, as well as the notes to the financial statements, included in the Company's annual and quarterly reports filed with the Securities and Exchange Commission. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The definition of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization was revised in the fourth quarter of 2012 and in the first quarter of 2016 and the definition for Adjusted Net Income (Loss) was revised in the fourth quarters of 2010, 2011, 2012 and 2017. The definition of Adjusted Expenses was revised in the first quarter of 2014 and in the second quarter 2015.

Adjusted EBITDA is defined as net income (loss) attributable to Expedia Group adjusted for:
(1) net income (loss) attributable to non-controlling interests;
(2) provision for income taxes;
(3) total other expenses, net;

(4) stock-based compensation expense, including compensation expense related to certain subsidiary equity plans;
(5) acquisition-related impacts, including
(i) amortization of intangible assets and goodwill and intangible asset impairment,
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements; and
(iii) upfront consideration paid to settle employee compensation plans of the acquiree;
(6) certain other items, including restructuring;
(7) items included in legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g. hotel and excise taxes), related to court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings;
(8) that portion of gains (losses) on revenue hedging activities that are included in other, net that relate to revenue recognized in the period; and
(9) depreciation.
The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. We believe Adjusted EBITDA is a useful measure for analysts and investors to evaluate our future on-going performance as this measure allows a more meaningful comparison of our performance and projected cash earnings with our historical results from prior periods and to the results of our competitors. Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments. In addition, we believe that by excluding certain items, such as stock-based compensation and acquisition-related impacts, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of our business, from which capital investments are made and debt is serviced.

Adjusted Net Income (Loss) generally captures all items on the statements of operations that occur in normal course operations and have been, or ultimately will be, settled in cash and is defined as net income (loss) attributable to Expedia Group plus the following items, net of tax:
(1) stock-based compensation expense, including compensation expense related to equity plans of certain subsidiaries and equity-method investments;
(2) acquisition-related impacts, including;
(i) amortization of intangible assets, including as part of equity-method investments, and goodwill and intangible asset impairment;
(ii) gains (losses) recognized on changes in the value of contingent consideration arrangements;
(iii) upfront consideration paid to settle employee compensation plans of the acquiree; and
(iv) gains (losses) recognized on non-controlling investment basis adjustments when we acquire or lose controlling interests;
(3) currency gains or losses on U.S. dollar denominated cash;
(4) Since adoption of new accounting guidance in the first quarter of 2018, the changes in fair value of equity investments (other than those accounted for under the equity method and those that are consolidated);
(5) certain other items, including restructuring charges;
(6) items included in Legal reserves, occupancy tax and other, which includes reserves for potential settlement of issues related to transactional taxes (e.g., hotel occupancy and excise taxes), related court decisions and final settlements, and charges incurred, if any, for monies that may be required to be paid in advance of litigation in certain transactional tax proceedings, including as part of equity method investments;
(7) discontinued operations;
(8) the non-controlling interest impact of the aforementioned adjustment items; and
(9) unrealized gains (losses) on revenue hedging activities that are included in other, net.
Adjusted Net Income (Loss) includes preferred share dividends. We believe Adjusted Net Income (Loss) is useful to investors because it represents Expedia Group's combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of certain expenses and items not directly tied to the core operations of our businesses.

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by GAAP dilutive shares. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia Group's consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, taxes, foreign exchange gains or losses, and minority interest, but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Net Income (Loss) and Adjusted EPS have similar limitations as Adjusted EBITDA. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of operations. Beginning with the second quarter of 2020, we prospectively began calculating Adjusted EPS using GAAP dilutive shares determined under the treasury stock method instead of our prior non-GAAP adjusted shares basis. This change does not have a material impact on period over period comparability.

Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. We added additional detail for the capital expenditures associated with building our new headquarters facility in Seattle, Washington. We believe separating out capital expenditures for this discrete project is important to provide additional transparency to investors related to operating versus project-related capital expenditures. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses) exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under applicable stock-based compensation accounting standards. Expedia Group excludes stock-based compensation from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting applicable stock-based compensation accounting standards, management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees' compensation. Therefore, it is important to evaluate both our GAAP and non-GAAP measures. See the Notes to the Consolidated Statements of Operations for stock-based compensation by line item.

Expedia Group, Inc. (excluding trivago) In order to provide increased transparency on the transaction-based component of the business, Expedia Group is reporting results both in total and excluding trivago.

In addition, we evaluate certain operating and financial measures, including revenue growth, on both an as-reported and excluding the impact of foreign exchange, FX neutral, basis. FX neutral results are among the primary metrics by which management evaluates the performance of the business and management believes that investors should have access to the same set of tools that management uses to analyze our results. We estimate FX neutral revenue growth by (i) excluding the FX impacts resulting from the time period between a transaction's booking date and revenue recognition date for both the current and prior year periods, and (ii) converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period exchange rates rather than the current-year period exchange rates.

Tabular Reconciliations for Non-GAAP Measures
Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization) by Segment(1)

	Three months ended December 31, 2020
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$(135)	$(86)	$(6)	$(236)	$(463)
Realized gain (loss) on revenue hedges	16	—	—	—	16
Restructuring and related reorganization charges	—	—	—	25	25
Legal reserves, occupancy tax and other	—	—	—	(2)	(2)
Stock-based compensation	—	—	—	49	49
Impairment of intangible assets	—	—	—	3	3
Amortization of intangible assets	—	—	—	32	32
Depreciation	125	32	2	21	180
Adjusted EBITDA(1)	$6	$(54)	$(4)	$(108)	$(160)

	Three months ended December 31, 2019
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$367	$64	$27	$(298)	$160
Realized gain (loss) on revenue hedges	6	3	—	—	9
Restructuring and related reorganization charges	—	—	—	8	8
Legal reserves, occupancy tax and other	—	—	—	9	9
Stock-based compensation	—	—	—	66	66
Amortization of intangible assets	—	—	—	44	44
Depreciation	129	29	2	22	182
Adjusted EBITDA(1)	$502	$96	$29	$(149)	$478

	Year ended December 31, 2020
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$(329)	$(339)	$(26)	$(2,025)	$(2,719)
Realized gain (loss) on revenue hedges	58	3	—	—	61
Restructuring and related reorganization charges	—	—	—	231	231
Legal reserves, occupancy tax and other	—	—	—	(13)	(13)
Stock-based compensation	—	—	—	205	205
Impairment of goodwill	—	—	—	799	799
Impairment of intangible assets	—	—	—	175	175
Amortization of intangible assets	—	—	—	154	154
Depreciation	525	128	12	74	739
Adjusted EBITDA(1)	$254	$(208)	$(14)	$(400)	$(368)

	Year ended December 31, 2019
	Retail	B2B	trivago	Corporate & Eliminations	Total
	(In millions)
Operating income (loss)	$1,601	$323	$74	$(1,095)	$903
Realized gain (loss) on revenue hedges	8	14	—	—	22
Restructuring and related reorganization charges	—	—	—	24	24
Legal reserves, occupancy tax and other	—	—	—	34	34
Stock-based compensation	—	—	—	241	241
Amortization of intangible assets	—	—	—	198	198
Depreciation	512	110	11	79	712
Adjusted EBITDA(1)	$2,121	$447	$85	$(519)	$2,134
(1) Adjusted EBITDA for our Retail and B2B segments includes allocations of certain expenses, primarily cost of revenue and facilities, the total costs of our global travel supply organizations, the majority of platform and marketplace technology costs, and the realized foreign currency gains or losses related to the forward contracts hedging a component of our net merchant lodging revenue. We base the allocations primarily on transaction volumes and other usage metrics. We do not allocate certain shared expenses such as accounting, human resources, certain information technology and legal to our reportable segments. We include these expenses in Corporate and Eliminations. Our allocation methodology is periodically evaluated and may change.

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation & Amortization)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(In millions)
Net income (loss) attributable to Expedia Group, Inc.	$(383)	$76	$(2,612)	$565
Net income (loss) attributable to non-controlling interests	(8)	2	(116)	7
Provision for income taxes	(104)	42	(423)	203
Total other expense, net	32	40	432	128
Operating income (loss)	(463)	160	(2,719)	903
Gain (loss) on revenue hedges related to revenue recognized	16	9	61	22
Restructuring and related reorganization charges	25	8	231	24
Legal reserves, occupancy tax and other	(2)	9	(13)	34
Stock-based compensation	49	66	205	241
Depreciation and amortization	212	226	893	910
Impairment of goodwill	—	—	799	—
Impairment of intangible assets	3	—	175	—
Adjusted EBITDA	$(160)	$478	$(368)	$2,134

Adjusted Net Income (Loss) & Adjusted EPS

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(In millions, except share and per share data)
Net income (loss) attributable to Expedia Group, Inc.	$(383)	$76	$(2,612)	$565
Less: Net (income) loss attributable to non-controlling interests	8	(2)	116	(7)
Less: Provision for income taxes	104	(42)	423	(203)
Income (loss) before income taxes	(495)	120	(3,151)	775
Amortization of intangible assets	32	44	154	198
Stock-based compensation	49	66	205	241
Legal reserves, occupancy tax and other	(2)	9	(13)	34
Restructuring and related reorganization charges	25	8	231	24
Impairment of goodwill	—	—	799	—
Impairment of intangible assets	3	—	175	—
Unrealized (gain) loss on revenue hedges	3	23	(8)	23
(Gain) loss on minority equity investments, net	(60)	(20)	142	(7)
Loss on sale of business	12	—	13	—
Release of a non-operating liability	—	—	—	(12)
Adjusted income (loss) before income taxes	(433)	250	(1,453)	1,276

GAAP Provision for income taxes	104	(42)	423	(203)
Provision for income taxes for adjustments	(23)	(15)	(144)	(110)
Total Adjusted provision for income taxes	81	(57)	279	(313)
Total Adjusted income tax rate	18.5%	22.9%	19.2%	24.5%

Non-controlling interests	5	(8)	7	(22)
Preferred stock dividend	(29)	—	(75)	—
Adjusted net income (loss) attributable to Expedia Group, Inc.	$(376)	$185	$(1,242)	$941

GAAP diluted weighted average shares outstanding (000's)	142,446	146,828	141,414	149,884
Additional dilutive securities (000's)	—	3,207	—	3,224
Adjusted weighted average shares outstanding (000's)	142,446	150,035	141,414	153,108

Diluted earnings (loss) per share	$(2.89)	$0.52	$(19.00)	$3.77
Adjusted earnings (loss) per share attributable to Expedia Group, Inc.	$(2.64)	$1.24	$(8.78)	$6.15

Ex-trivago Adjusted Net Income (Loss) and Adjusted EPS
Adjusted net income (loss) attributable to Expedia Group, Inc.	$(376)	$185	$(1,242)	$941
Less: Adjusted net income (loss) attributable to trivago	5	11	(11)	27
Adjusted net income (loss) excluding trivago	$(381)	$174	$(1,231)	$914

Adjusted earnings (loss) per share attributable to Expedia Group, Inc.	$(2.64)	$1.24	$(8.78)	$6.15
Less: Adjusted earnings (loss) per share attributable to trivago	0.04	0.07	(0.07)	0.18
Adjusted earnings (loss) per share excluding trivago	$(2.68)	$1.16	$(8.70)	$5.97

Free Cash Flow

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(In millions)
Net cash provided by (used in) operating activities	$(385)	$341	$(3,834)	$2,767

Headquarters capital expenditures	(27)	(102)	(171)	(389)
Non-headquarters capital expenditures	(101)	(194)	(626)	(771)
Less: Total capital expenditures	(128)	(296)	(797)	(1,160)

Free cash flow	$(513)	$45	$(4,631)	$1,607

Adjusted Expenses (cost of revenue, selling and marketing, technology and content and general and administrative expenses)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
	(In millions)
Cost of revenue	$287	$539	$1,680	$2,077
Less: stock-based compensation	3	3	12	12
Adjusted cost of revenue	$284	$536	$1,668	$2,065
Less: trivago cost of revenue(1)	2	3	13	11
Adjusted cost of revenue excluding trivago	$282	$533	$1,655	$2,054

Selling and marketing expense	$511	$1,268	$2,546	$6,078
Less: stock-based compensation	11	11	48	45
Adjusted selling and marketing expense	$500	$1,257	$2,498	$6,033
Less: trivago selling and marketing expense(1)(2)	14	64	122	423
Adjusted selling and marketing expense excluding trivago	$486	$1,193	$2,376	$5,610

Technology and content expense	$223	$321	$1,010	$1,226
Less: stock-based compensation	16	18	69	74
Adjusted technology and content expense	$207	$303	$941	$1,152
Less: trivago technology and content expense(1)	13	14	54	63
Adjusted technology and content expense excluding trivago	$194	$289	$887	$1,089

General and administrative expense	$124	$216	$597	$815
Less: stock-based compensation	19	34	76	110
Adjusted general and administrative expense	$105	$182	$521	$705
Less: trivago general and administrative expense(1)	6	8	29	40
Adjusted general and administrative expense excluding trivago	$99	$174	$492	$665
 Note: Some numbers may not add due to rounding.
(1) trivago amount presented without stock-based compensation as those are included with the consolidated totals above.
(2) Selling and marketing expense adjusted to add back Retail spend on trivago eliminated in consolidation.

Conference Call
Expedia Group, Inc. will webcast a conference call to discuss fourth quarter 2020 financial results and certain forward-looking information on Thursday, February 11, 2021 at 1:30 p.m. Pacific Time (PT). The webcast will be open to the public and available via ir.expediagroup.com. Expedia Group expects to maintain access to the webcast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements are based on assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “believe,” “estimate,” “expect” and “will,” or the negative of these terms or other similar expressions, among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income (loss), earnings per share and other measures of results of operations and the prospects for future growth of Expedia Group, Inc.’s business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed periodic reports on Form 10-K and Form 10-Q, and are described in Exhibit 99.1 to the Form 8-K filed with the SEC on April 23, 2020, and subsequent filings, which are available on our investor relations website at ir.expediagroup.com and on the SEC website at www.sec.gov. All information provided in this release is as of December 31, 2020. Undue reliance should not be placed on forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
About Expedia Group
Expedia Group is the world's travel platform, and our mission is to power global travel for everyone, everywhere. We believe travel is a force for good. Travel is an essential human experience that strengthens connections, broadens horizons and bridges divides. We leverage our platform and technology capabilities across an extensive portfolio of businesses and brands to orchestrate the movement of people and the delivery of travel experiences on both a local and global basis. Our family of travel brands includes: Brand Expedia®, Hotels.com®, Expedia® Partner Solutions, Vrbo®, Egencia®, trivago®, HomeAway®, Orbitz®, Travelocity®, Hotwire®, Wotif®, ebookers®, CheapTickets®, Expedia Group™ Media Solutions, CarRentals.com™, Expedia® Cruises™, Classic Vacations®, Traveldoo® and VacationRentals.com.
© 2021 Expedia, Inc., an Expedia Group company. All rights reserved. Trademarks and logos are the property of their respective owners. CST: 2029030-50

Contacts
Investor Relations                    Communications
ir@expediagroup.com                    press@expediagroup.com